Exhibit 99.1

Aviat Networks Appoints Board Chairman Charles D. Kissner as New CEO
Assumes new role effective immediately
Santa Clara, California, June 28, 2010 — Aviat Networks, Inc. (NASDAQ:AVNW), a leading wireless expert in advanced IP migration solutions, announced today that Chuck Kissner, who has been serving as the company’s Chairman of the Board of Directors, has also been appointed as Chief Executive Officer of the company, and will be based at its headquarters location in Santa Clara, California.
Harald J. Braun has resigned as President and Chief Executive Officer.
“I am very excited about the opportunity to lead Aviat Networks and rebuild shareholder value,” said Kissner. “We have an excellent market opportunity, a strong customer base, great technology and talented employees. Our challenges are to optimize our business model, accelerate innovation and improve the speed and effectiveness of our initiatives. The Board and I sincerely thank Harald Braun for his contributions and leadership over the last two-plus years. Harald was a strong force in guiding the company through its post-merger transition, expanding its customer focus and leading its emergence under the new identity of Aviat Networks.”
Coincident with the appointment of Mr. Kissner as Chairman and CEO, the Board has appointed Dr. James C. Stoffel as Lead Independent Director.
Mr. Kissner is a 40-year technology industry veteran with extensive executive and Board experience in the network and communications markets. He served as Chief Executive Officer of Stratex Networks, Inc., a predecessor of Aviat Networks, from July 1995 through May 2000, again from October 2001 to May 2006 and also was Chairman of the Board of Directors of Stratex from August 1996 through 2006.
About Aviat Networks
Aviat Networks, Inc. (NASDAQ: AVNW), previously known as Harris Stratex Networks, Inc., is a leading wireless expert in advanced IP network migration, building the foundation for the 4G/LTE broadband future. We offer best-of-breed transformational wireless solutions, including LTE-ready microwave backhaul, WiMAX access and a complete portfolio of essential service options that enable wireless public and private telecommunications operators to deliver advanced data, voice, video and mobility services around the world. Aviat Networks is agile and adaptive and anticipates what’s coming to help our customers make the right choices. Our products and services are designed for flexible evolution, no matter what the future brings. With global reach and local presence on the ground, we work by the side of our customers allowing them to quickly and cost effectively seize new market and service opportunities while managing migration towards an all-IP future. For more information, please visit www.aviatnetworks.com or join the dialogue at www.twitter.com/aviatnetworks.
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Media Contacts:
Cynthia Johnson, Aviat Networks, (408) 550-3321, cynthia.johnson@aviatnet.com
Investor Relations:
Candace Lattyak, Aviat Networks, (408) 567-7121, Candace.lattyak@aviatnet.com